Exhibit 4.02

SOUTHWESTERN PUBLIC SERVICE COMPANY

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of November 1, 2008

Supplementing the Indenture Dated as of February 1, 1999

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of November 1, 2008 (this “Supplemental Indenture”) is between SOUTHWESTERN PUBLIC SERVICE COMPANY, a New Mexico corporation (hereinafter called the “Issuer” or the “Company”), having its principal office at Tyler at Sixth Street, Amarillo, Texas 79101, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as successor to THE CHASE MANHATTAN BANK and THE BANK OF NEW YORK MELLON, as Trustee (hereinafter called the “Trustee”), having its office at 700 S. Flower Street, Suite 500, Los Angeles, California 90017.

Recitals of the Issuer

The Issuer and the Trustee have heretofore entered into an Indenture, dated as of February 1, 1999, a First Supplemental Indenture, dated as of March 1, 1999, a Second Supplemental Indenture dated as of October 1, 2001, a Third Supplemental Indenture dated as of October 1, 2003, a Fourth Supplemental Indenture dated as of October 1, 2006 (such Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Supplemental Indenture, being hereinafter referred to as the “Indenture”), relating to the issuance at any time or from time to time of its Securities on terms to be specified at the time of issuance. Pursuant to Section 7.08 of the Indenture, JPMorgan Chase Bank, N.A. succeeded The Chase Manhattan Bank as trustee under the Indenture and The Bank of New York subsequently succeeded JPMorgan Chase Bank, N.A. as trustee under the Indenture. The Bank of New York Mellon (formerly known as The Bank of New York) subsequently resigned as trustee and The Bank of New York Mellon Trust Company, N.A. was appointed as successor trustee under the Indenture. Terms used and not otherwise defined herein shall (unless the context otherwise clearly requires) have the respective meanings given to them in the Indenture.

The Indenture provides in Article Two thereof that, prior to the issuance of Securities of any series, the form of such Securities and the terms applicable to such series shall be established in, or pursuant to, the authority granted in a resolution of the Board of Directors (delivered to the Trustee in the form of a Bond Resolution) or established in one or more indentures supplemental thereto.

The Issuer desires by this Supplemental Indenture, among other things, to establish the form of the Securities of the Issuer of a Series, to be titled Series G Senior Notes, 8.75% due 2018 of the Issuer, and to establish the terms applicable to such series, pursuant to Sections 2.01 and 10.01 of the Indenture. The Issuer has duly authorized the execution and delivery of this Supplemental Indenture.

Article Ten of the Indenture provides that the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may from time to time and at any time amend the Indenture without the consent of Securityholders for certain purposes enumerated in Section 10.01 thereof, including purposes set forth in subsection (4) of said Section 10.01.

The execution and delivery of this Supplemental Indenture by the parties hereto are in all respects authorized by the provisions of the Indenture. All things necessary have been done to make this Supplemental Indenture a valid, legal and binding agreement of the Issuer, in accordance with its terms.

The Issuer has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, as follows:

ARTICLE I.

ESTABLISHMENT OF SERIES G NOTES, 8.75% DUE 2018

Section 1.01.    The title of the series of the Securities established by this Supplemental Indenture shall be Series G Senior Notes, 8.75% due 2018 of the Issuer (hereinafter called the “Series G Notes”). The Series G Notes shall be issued in registered form substantially in the form set forth in Exhibit A hereto (which is hereby incorporated herein and made a part hereof), subject to changes in the form thereof made by the Issuer and acceptable to the Trustee.

Section 1.02.    The Series G Notes shall be limited to $250,000,000 aggregate principal amount except as provided in Section 1.06 of this Supplemental Indenture.

Section 1.03.    The Series G Notes may be issued in whole or in part as one or more Global Securities and The Depository Trust Company, or a nominee thereof, shall be the Depository for such Global Security or Global Securities. The Depository for such Global Security or Global Securities representing Series G Notes may surrender one or more Global Securities representing Series G Notes in exchange in whole or in part for individual Series G Notes on such terms as are acceptable to the Issuer and such Depository and otherwise subject to the terms of Section 2.12 of the Indenture.

Section 1.04.    The Issuer hereby appoints, or confirms the appointment of, The Bank of New York Mellon Trust Company, N.A., as the Trustee, Transfer Agent and Paying Agent, subject to the provisions of the Indenture with respect to resignation, removal and succession, and subject, further, to the right of the Issuer to appoint additional agents (including Paying Agents).

Section 1.05.    The terms of the Series G Notes shall be as set forth in Exhibit A hereto, and shall include the payment and other terms reflected on the Series G Notes as actually executed, authenticated and delivered under the Indenture.

Section 1.06.    The Series G Notes may be reopened and additional Securities of Series G Notes may be issued in excess of the amount initially authenticated and delivered, provided that such additional Securities of Series G Notes will contain the same terms (including the stated maturity and interest rate) as the other Series G Notes. Any such additional Securities of Series G Notes, together with the other Series G Notes, shall constitute a single series for purposes of the Indenture.

Section 1.07.    (a) So long as any Series G Notes are outstanding, the Issuer will not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt secured by any mortgage, security interest, pledge, or lien (herein referred to as a “Lien”) of or upon any Operating Property of the Issuer, whether owned at the date of the issuance of the Series G Notes or thereafter acquired, without in any such case effectively securing the outstanding Series G Notes (together with, if the Issuer shall so determine, any other Securities or Debt of or guaranteed by the Issuer ranking equally with, the Series G Notes) equally and ratably with such Debt; provided, however, that the foregoing restriction shall not apply to Debt secured by any of the following:

(1)Liens on any Operating Property existing at the time of acquisition thereof (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property), provided that such Lien as a result of such acquisition is not extended to property owned by the Issuer immediately prior thereto and is not created in contemplation of such acquisition;

(2)Liens on Operating Property of a corporation existing at the time such corporation is merged into or consolidated with the Issuer, or at the time of a sale, lease, or other disposition of the properties of such corporation or a division thereof as an entirety or substantially as an entirety to the Issuer, provided that such Lien as a result of such merger, consolidation, sale, lease, or other disposition is not extended to property owned by the Issuer immediately prior thereto and is not created in contemplation of such merger, consolidation, sale, lease or other disposition;

(3)Liens on Operating Property to secure all or part of the cost of acquiring, constructing, developing, or substantially repairing, altering, or improving such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within eighteen (18) months after, such acquisition or completion of construction, development, or substantial repair, alteration, or improvement, provided that such Lien does not extend to any property owned by the Issuer other than the property so acquired, constructed or developed;

(4)Liens in favor of the United States of America or any State thereof, or any department, agency, or instrumentality or political subdivision of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, or substantially repairing, altering, or improving the property subject to such Liens;

(5)Liens on Operating Property that existed as of the date of issuance of the Series G Notes;

(6)Liens on Operating Property to secure all or part of the costs of purchasing, transporting and handling coal for the Issuer’s electric generating stations, whether or not such purchasing, transporting and handling operations are conducted through TUCO, Inc. or a similar third party, or directly by the Issuer and its affiliates, provided that the costs secured by such Liens shall not exceed $75 million in the aggregate at any time outstanding;

(7)Liens on Operating Property to secure all or part of the cost of financing of a project involving the development or expansion of property of the Issuer and the obligee in respect of which has no recourse to the Issuer or any property of the Issuer other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Debt by or with Debt described in clause (3) above; or

(8)any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (I) to (7), inclusive; provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (7), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, or replacement, so secured at the time of such extension, renewal, or replacement.

(b)Notwithstanding the provisions of Section 1.07(a), the Issuer may issue, assume, or guarantee Debt, or permit to exist Debt, secured by Liens which would otherwise be subject to the restrictions of Section 1.07(a) up to an aggregate principal amount that, together with the principal amount of all other Debt of the Issuer secured by Liens (other than Liens permitted by Section 1.07(a) that would otherwise be subject to the foregoing restrictions) and the Value of all Sale and Lease-Back Transactions in existence at such time (other than (i) any Sale and Lease Back Transaction that, if such Sale and Lease-Back Transaction had been a Lien, would have been permitted by Section 1.07(a), (ii) Sale and Lease-Back Transactions permitted by Section 1.08 because the commitment by or on behalf of the purchaser was obtained no later than eighteen (18) months after the later of events described in (i) or (ii) of Section 1.08, and (iii) Sale and Lease-Back Transactions as to which application of amounts has been made in accordance with clause (z) of Section 1.08), does not at the time exceed the greater of fifteen percent (15%) of Net Tangible Assets or fifteen percent (15%) of Capitalization.

(c)If at any time the Issuer shall issue, assume, or guarantee any Debt secured by any Lien and if Section 1.07(a) requires that the outstanding Series G Notes be secured equally and ratably with such Debt, the Issuer will promptly execute, at its expense, any instruments necessary to so equally and ratably secure the outstanding Series G Notes and deliver the same to the Trustee along with:

(1)an Officers’ Certificate stating that the covenant of the Issuer contained in Section 1.07(a) has been complied with; and

(2)an Opinion of Counsel to the effect that the Issuer has complied with the covenant contained in Section 1.07(a), and that any instrument executed by the Issuer in the performance of such covenant complies with the requirements of such covenant.

In the event that the Issuer shall hereafter secure outstanding Series G Notes equally and ratably with any other obligation or indebtedness (including other Securities) pursuant to the provisions of this Section 1.07, the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and to take such action, if any, as it may, in its sole and absolute discretion, deem advisable to enable it to enforce effectively the rights of the Holders of outstanding Series G Notes so secured, equally and ratably with such other obligation or indebtedness.

Section 1.08. So long as any Series G Notes are outstanding, the Issuer will not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property if, in any case, the commitment by or on behalf of the purchaser is or was obtained more than eighteen (18) months after the later of (i) the completion of the acquisition, construction, or development of such Operating Property or (ii) the placing in operation of such Operating Property or of such Operating Property as constructed, developed, or substantially repaired, altered, or improved, unless (x) the Issuer would be entitled pursuant to Section 1.07(a) to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the Series G Notes or (y) the Issuer would be entitled pursuant to Section 1.07(b), after giving effect to such Sale and Lease-Back Transaction, to incur $1.00 of additional Debt secured by Liens (other than Liens permitted by Section 1.07(a)) or (z) the Issuer shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof (but not less than the fair value (as determined by the Issuer’s Chief Financial Officer) of such Operating Property so leased) and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value (as determined by the Board of Directors) of the Operating Property so leased, to the retirement, within one hundred eighty (180) days after the effective date of such Sale and Lease-Back Transaction, of Securities or other Debt of the Issuer ranking equally with, the Series G Notes; provided, however, that any such retirement of Securities shall be in accordance with the terms and provisions of the Indenture and the Securities; provided, further, that the amount to be applied to such retirement of Securities or other Debt shall be reduced by an amount equal to the sum of (a) an amount equal to the redemption price with respect to Securities delivered within such one hundred eighty (180)-day period to the Trustee for retirement and cancellation and (b) the principal amount, plus any premium or fee paid in connection with any redemption in accordance with the terms of other Debt voluntarily retired by the Issuer within such one hundred eighty (180)-day period, excluding in each case retirements pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

Section 1.09.    Definitions

For purposes of Section 1.07 and Section 1.08 of this Fifth Supplemental Indenture, the following terms shall have the following meanings:

“Capitalization” means the total of all the following items appearing on, or included in, the consolidated balance sheet of the Issuer: (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings

(however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock of the Issuer held in its treasury.

Except as provided above, Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Issuer is engaged and that are approved by independent accountants regularly retained by the Issuer, and may be determined as of a date not more than (sixty) 60 days prior to the happening of an event for which such determination is being made.

The term “Debt” means any outstanding indebtedness for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any debt. “Debt” does not include, among other things, (i) indebtedness of such person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (ii) any trade obligation or other obligations in the ordinary course of business, or (iii) obligations of such person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized under generally accepted accounting principles.

The term “Net Tangible Assets” means the amount shown as total assets on the consolidated balance sheet of the Issuer, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on the Issuer’s consolidated balance sheet; and (ii) appropriate adjustments, if any, on account of minority interests.

Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Issuer is engaged and that are approved by the independent accountants regularly retained by the Issuer, and may be determined as of a date not more than (sixty) 60 days prior to the happening of the event for which such determination is being made.

The term “Operating Property” means (i) any interest in real property owned by the Issuer and (ii) any asset owned by the Issuer that is depreciable in accordance with generally accepted accounting principles, excluding in either case, any interest of the Issuer as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

The term “Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to the Issuer of any Operating Property (except for temporary leases for a term, including any renewal or potential renewal thereof, of not more than forty-eight (48) months), which Operating Property has been or is to be sold or transferred by the Issuer to such person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of issuance of the Series G Notes, and shall not include any transaction pursuant to which the Issuer sells Operating Property to, and thereafter purchases energy or services from, any entity if such transaction is ordered or authorized by any regulatory authority having jurisdiction over the Issuer or its operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any regulatory authority.

The term “Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to the Issuer from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (ii) the net book value of such property, as determined in accordance with generally accepted accounting principles by the Issuer at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

ARTICLE II. MISCELLANEOUS

Section 2.01.    The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

Section 2.02.    The Indenture, as supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 2.03.    This Supplemental Indenture may be executed in any number of counterparts, and on separate counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.04.    If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended by the Trust Indenture Reform Act of 1990, through operation of Section 318(c), such imposed duties shall control.

Section 2.05.    The laws of the State of New York shall govern this Supplemental Indenture and the Series G Notes, unless federal law governs.

Section 2.06.    The Article headings herein are for convenience only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, and the Company has caused its corporate seal to be hereunto affixed and attested as of the 1st day of November, 2008.

By:	SOUTHWESTERN PUBLIC SERVICE COMPANY /s/ Benjamin G.S. Fowke III Name: Benjamin G.S. Fowke III Title: Vice President and Chief Financial Officer
/s/ George E. Tyson II Name: George E. Tyson II Title: Vice President and Treasurer
(CORPORATE SEAL)
Attest:	/s/ Patrice D. Blaeser Name: Patrice D. Blaeser Title: Assistant Secretary
By:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. Authorized Signatory Name: Title:

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, and the Company has caused its corporate seal to be hereunto affixed and attested as of the 1st day of November, 2008.

By:	SOUTHWESTERN PUBLIC SERVICE COMPANY Name: Benjamin G.S. Fowke III Title: Vice President and Chief Financial Officer
Name: George E. Tyson II Title: Vice President and Treasurer
(CORPORATE SEAL)
Attest:	Name: Patrice D. Blaeser Title: Assistant Secretary
By:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. /s/ Melonee Young Authorized Signatory Name: Melonee Young Title: Vice President

EXHIBIT A

CUSIP: 845743 BM4    $250,000,000

THIS SECURITY IS A GLOBAL SECURITY REGISTERED IN THE NAME OF THE DEPOSITARY (REFERRED TO HEREIN) OR A NOMINEE THEREOF AND UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (55 WATER STREET, NEW YORK, NEW YORK), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOUTHWESTERN PUBLIC SERVICE COMPANY

Series G Senior Notes, 8.75% due 2018

Southwestern Public Service Company promises to pay to Cede& Co. or registered assigns the principal sum of      Dollars on December 1, 2018.

Interest Payment Dates:                June 1 and December 1
Record Dates:                    May 15 and November 15

SOUTHWESTERN PUBLIC SERVICE COMPANY

Series G Senior Notes, 8.75% due 2018

1.	Interest.

Southwestern Public Service Company (“Company”), a corporation organized and existing under the laws of the State of New Mexico, promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest on June 1 to the holder of record on May 15 and on December 1 to the holder of record on November 15 of each year commencing June 1, 2009. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 19, 2008. Interest will be computed on the basis of a 360-day year of twelve 30-day months and, with respect to any period less than a full calendar month, based on the actual number of days elapsed during such period. In any case where any interest payment date or date on which the principal of this Note is required to be paid is not a Business Day, then payment of principal, premium or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date or date on which the principal of this Note is required to be paid and, in the case of timely payment thereof, no interest shall accrue for the period from and after such interest payment date or the date on which the principal of this Note is required to be paid. As used herein, “Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York, New York or other city in which is located any office or agency maintained for the payment of principal or interest on this Note are authorized or required by law, regulation or executive order to remain closed.

2.	Method of Payment.

The Company will pay interest on this Note to the person who is the registered Holder of the Note at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. This Note must be surrendered to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. So long as this Note is in book-entry only form and registered in the name of The Depository Trust Company, or a nominee thereof, as Depositary, the Company will wire any payments of principal, interest or premium to such Depositary. Otherwise, the Company may pay principal and interest by check payable in such money. It may mail an interest check to the Holder’s registered address.

3.	Bond Agents.

The Bank of New York Mellon Trust Company, N.A., will act as Paying Agent and Transfer Agent. The Company may change any Paying Agent or Transfer Agent without notice or provide for more than one such agent. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.	Indenture.

This Note is one of a series of securities issued under an Indenture dated as of February 1, 1999 (“Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Chase Manhattan Bank, as trustee (“Trustee”). The terms of this Note include those stated in the Indenture including in the Fifth Supplemental Indenture dated as of November 1, 2008 creating the Notes of this series and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb ). Securityholders are referred to the Indenture, the Supplemental Indenture and the Act for a statement of such terms.

5.	Optional Redemption.

The Notes of this series are subject to redemption upon not less than 30 days’ notice by first class mail, in whole at any time or in part from time to time at the option of the Company, at a “make whole” redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (excluding the portion of any such interest accrued to the date fixed for redemption) discounted to the date fixed for redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 50 basis points, plus accrued and unpaid interest to the date fixed for redemption.

“Treasury Yield” means, for any date fixed for redemption, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Yield will be calculated by the Company on the third business day preceding the date fixed for redemption.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average, as calculated by the Company, of the Reference Treasury Dealer Quotations for the date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer

Quotations for the date fixed for redemption, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average, as calculated by the Company, of all of such quotations.

“Independent Investment Banker” means J.P. Morgan Securities Inc. or Wells Fargo Securities, LLC, their respective successors or, if such firms or their successors are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities Inc., and any other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) designated by, and not affiliated with, J.P. Morgan Securities Inc., and its successors, provided, however, that if J.P. Morgan Securities Inc., or any of its designees ceases to be a Primary Treasury Dealer, the Company will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by the Company after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00p.m., New York City time, on the third business day preceding the date fixed for redemption.

If the Company elects to redeem less than all of the Notes of this series, the Trustee will select, in such manner as it deems fair and appropriate, the particular Notes of this series or portions of them to be redeemed. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Notes of this series or the portions of them so called for redemption will cease to accrue.

In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Notes of this series are not subject to a sinking fund.

6.	Notice of Redemption.

Notice of redemption will be mailed at least 30 days before the date fixed for redemption to the Holder hereof to be redeemed at such Holder’s registered address which, as long as the Notes are held in the book-entry only system, will be the Depository, its nominee or a successor depository.

A notice of redemption may provide that it is subject to the occurrence of any event before the date fixed for such redemption as described in such notice (“Conditional Redemption”) and such notice of Conditional Redemption shall be of no effect unless all such conditions to the redemption have occurred before such date or have been waived by the Company.

7.	Denominations, Transfer, Exchange.

The Notes of this series are in registered form without coupons in denominations of multiples of $1,000. The transfer of this Note may be registered and this Note may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Transfer Agent need not exchange or register the transfer of this Note or portion thereof selected for redemption. Also, it need not exchange or register the transfer of this Note for a period of 15 days before a selection of Securities to be redeemed.

8.	Persons Deemed Owners.

The registered holder of this Note may be treated as its owner for all purposes.

9.	Amendments and Waivers.

Subject to certain exceptions, the Indenture or the Notes of this series may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

Without the consent of any Securityholder, the Indenture or the Notes of this series may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

10.    Restrictive Covenants.

The Notes of this series are unsecured general obligations of the Company and shall initially be authenticated and delivered in the aggregate principal amount of $250,000,000. The Notes of this series may be reopened and additional Notes of this series may be issued in accordance with the terms of the Indenture. The Indenture does not limit other unsecured debt.

11.Successors.

When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

12.	Defeasance Prior to Redemption or Maturity.

Subject to certain conditions as set forth in Article 8 of the Indenture, the Company at any time may terminate some or all of its obligations under this Note and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on this Note to redemption or maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.

13.	Defaults and Remedies.

An Event of Default includes: default for 60 days in payment of interest on the Notes of this series; default in payment of principal on the Notes of this series; default by the Company for 90 days after notice to it in the performance of any of its other agreements applicable to the Notes of this series; certain events of bankruptcy or insolvency; and any other Event of Default provided for in this series. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes of this series may declare the principal of all the Notes of this Series to be due and payable immediately.

The Securityholders of a majority in principal amount of Notes of this series may, by notice to the Trustee, rescind an acceleration so long as the rescission would not conflict with any judgment or decree and if all existing events of default on the Notes of this series have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration.

Securityholders may not enforce the Indenture or the Notes of this series except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes of this series. Subject to certain limitations, holders of a majority in principal amount of the Notes of this series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish annual compliance certificates to the Trustee.

14.	Trustee Dealings with Company.

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

15.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. The Holder hereof by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

16.	Authentication.

This Note shall not be valid until authenticated by a manual signature of the Trustee.

17.Governing Law. The Indenture and this Note are governed by the laws of the State of New York, unless federal law governs.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gifts to Minors Act).

The Company will furnish to the Holder hereof upon written request and without charge a copy of the Indenture including the Supplemental Indenture, which contains the text of this Note in larger type. Requests may be made to: Southwestern Public Service Company, c/o Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401, Attention: Corporate Secretary.

Dated: ,
By:	SOUTHWESTERN PUBLIC SERVICE COMPANY Name: Title:
By:	Name: Title:
Attest: By:	Name: Title:
(Seal)
Authenticated: THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
By: Authorized Signature Name: Title:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Insert assignee’s Soc. Sec. or tax J.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint    agent to transfer this Note on the books of the Company. That agent may substitute another to act for him.

Date:                                 Your Signature:

(Sign exactly as your name appears on the other side of This Note)